Exhibit 10.15

VOLUNTARY SEPARATION AGREEMENT AND GENERAL RELEASE

This VOLUNTARY SEPARATION AGREEMENT AND GENERAL RELEASE (hereinafter referred to as the “Agreement”) is made and entered into as of the day and year indicated below by and between Linda A. Niro (referred to below as “You”) and The Provident Bank (referred to below as the “Company”).

PRELIMINARY STATEMENT

You have elected to voluntarily resign your employment with the Company. In this regard, the Company is prepared to pay You separation benefits, but will do so only if You give up Your rights to bring or participate in certain types of lawsuits. By signing this Agreement, You will give up those rights, and the Company will agree to pay You separation benefits. This Agreement was given to You on May 29, 2009 (the “Date of Receipt”). This Agreement will be of no force or effect unless it is properly signed and returned to the Company no later than forty-five (45) days after the Date of Receipt.

YOU SHOULD THOROUGHLY REVIEW AND UNDERSTAND THE TERMS, CONDITIONS AND EFFECT OF THIS AGREEMENT. THEREFORE, YOU HAVE FORTY-FlVE (45) DAYS AFTER THE DATE OF RECEIPT TO CONSIDER THIS AGREEMENT BEFORE SIGNING IT. YOU ARE ADVISED TO CONSULT WITH AN ATTORNEY BEFORE YOU SIGN.

AGREEMENT

1. Your employment with the Company shall cease on or before the close of business on September 29, 2009. (“Termination Date”). Your compensation and fringe benefits as an employee will continue through the Termination Date in accordance with the Company’s customary practices. By signing this Agreement, You tender your resignation, effective as of the Termination Date, from any and all positions that You hold as a director, officer, employee, representative or agent of the Company and any and all of its direct and indirect subsidiaries and affiliates.

2. Following the termination of Your employment, you will receive a lump sum cash payment in the gross amount of Six Hundred Eighty-six Thousand Six Hundred and Ninety-five Dollars ($686,695). This payment will be made not later than 20 business days after the Termination Date, but in no event will payment be made before the date on which this Agreement becomes irrevocable as provided in Paragraph 25. The payment shall be subject to deductions for applicable federal, state and local withholding taxes. You will not receive any payment unless you timely sign and return this Agreement and do not revoke it. The payment provided in this paragraph does not include any payment in respect of unused vacation time, (which will be paid upon termination of employment), vested accrued benefits under tax qualified retirement plans, insurance continuation or conversion rights that You may have under the generally applicable provisions of insurance programs, preferential terms of any mortgage or other loan afforded to You as an employee of the Company or other similar items, all of which shall continue to be available in accordance with their respective terms, as applicable, in the case of a termination of employment.

3. Further, in consideration of Your acceptance of this Agreement and execution of the Secondary Release described below and if You were eligible for and received health care benefits at the time of termination, the Company shall pay 100% of the premiums for health care insurance coverage for You under the health benefit plan made available to employees of the Company in accordance with Your present coverage for an additional twenty-four months following your Termination Date. Such health care insurance coverage shall be maintained in accordance with the current practices of the Company for its employees. You understand that Your participation in the Company’s health benefit plan is convertible to individual coverage (“COBRA”) upon expiration of Your health care coverage under the Company’s group plan as provided under applicable law. Nothing in this Paragraph 3 shall be construed to provide You with a right to coverage beyond that provided under the prevailing terms of the group health insurance plan (if any) offered by the Company at the relevant time.

If You are eligible for pension benefits at the end of the twenty-four months, You may continue health care coverage in accordance with the terms and conditions made available to retired employees of the Company. Notwithstanding any other provision of the health benefit plan to the contrary, in the event that You elect to opt out of health care coverage if other coverage options are available (e.g. through spouse or other employment), You will have a one-time opportunity to elect health care coverage at a later date when You elect to receive pension benefits. Such health care coverage shall be maintained in accordance with the practices of the Company for retired employees, and such health care coverage shall only exist for as long as the Company offers such coverage to retirees under its plans. Nothing in this Paragraph 3 shall be construed to provide You with a right to coverage beyond that provided by the Company for its retirees.

4. Further, in consideration of Your acceptance of this Agreement and execution of the Secondary Release described below and if You were eligible for and received dental benefits at the time of termination, the Company shall pay 100% of the premiums for dental insurance coverage for You under the dental benefit plan made available to employees of the Company in accordance with Your present coverage for an additional twenty-four months following your Termination Date. Such dental insurance coverage shall be maintained in accordance with the current practices of the Company for its employees. You understand that Your participation in the Company’s dental benefit plan is convertible to individual coverage (“COBRA”) upon expiration of Your coverage under the Company’s group plan as provided under applicable law. Nothing in this Paragraph 4 shall be construed to provide You with a right to coverage beyond that provided under the prevailing terms of the group dental insurance plan (if any) offered by the Company at the relevant time.

5. Further, in consideration of Your acceptance of this Agreement and execution of the Secondary Release described below and if You were eligible for and received vision benefits at the time of termination, the Company shall pay 100% of the premiums for vision insurance coverage for You under the vision benefit plan made available to employees of the Company for an additional twenty-four months following your Termination Date. Such vision insurance coverage shall be maintained in accordance with the current practices of the Company for its employees. You understand that Your participation in the Company’s vision benefit plan is convertible to individual coverage (“COBRA”) upon expiration of Your coverage under the Company’s group plan as provided under applicable law. Nothing in this Paragraph 5 shall be construed to provide You with a right to coverage beyond that provided under the prevailing terms of the group vision care plan (if any) offered by the Company at the relevant time.

6. Further, in consideration of Your acceptance of this Agreement and execution of the Secondary Release described below and if You were eligible for and received life insurance benefits at the time of termination, the Company shall pay 100% of the premiums for your current level of Company-paid life insurance benefits for an additional twenty-four months following your Termination Date. Such life insurance benefits shall be maintained in accordance with the current practice of the Company for its employees. You understand that at the end of the twenty-four months, You will have the option to convert the life insurance benefit to individual coverage at Your own expense. Nothing in this Paragraph 6 shall be construed to provide You with a right to coverage beyond that provided under the prevailing terms of the group life insurance plan (if any) offered by the Company at the relevant time.

7. You acknowledge that all other employee benefits shall no longer accrue to Your benefit as of Your last day of employment. Nothing in this Agreement shall adversely affect any claims the You may have to retirement or pension benefits or proceeds, continuation benefits or such other accrued benefits that You may be entitled to as a former employee of the Company based on Your employment prior to Your last day of employment. You acknowledge that You do not have any entitlement to severance, separation, notice or other payments or benefits arising solely as a result of your termination of employment except for those provided in this Agreement.

8. You acknowledge and understand that Your participation in The Provident Bank 401(k) Plan (the “401(k) Plan’) terminates upon the termination of Your employment. A statement detailing accrued benefits under the 401(k) Plan will be provided within a reasonable time after Your Termination Date. Distribution of Your benefits in both the Participant Account and the Employer Account will be made in accordance with the existing administration of the 401(k) Plan. If You were not eligible or did not participate in the 401(k) Plan at the time of termination, You shall not be eligible to participate and/or accrue any benefits after Your Termination Date.

9. You acknowledge and understand that Your participation in and accrual of additional benefits under the Company’s Pension Plan terminates upon the termination of Your employment. Information regarding pension benefits earned by You under the pension plan will be provided in accordance with the existing administration of the Plan. If You were not eligible or did not participate in this Plan at the time of termination, You shall not be eligible to participate and/or accrue any benefits after Your Termination Date.

10. You acknowledge and understand that Your participation in the Company’s Employee Stock Ownership Plan (“ESOP”) terminates upon the termination of Your employment. A statement detailing accrued benefits under the ESOP will be provided in accordance with the existing administration of the Plan. Distribution of Your benefits in Your account will be made in accordance with the existing administration of the Plan. If You were not eligible or did not participate in this Plan at the time of termination, You shall not be eligible to participate and/or accrue any benefits after Your Termination Date.

11. You acknowledge and understand that all unvested stock option awards and restricted stock awards that are not vested as of Your Termination Date will be forfeited. You acknowledge and understand that the termination of Your employment may cause any vested but unexercised stock options outstanding to You to expire earlier than would be the case if Your employment were not terminating. The expiration date of such vested and unexercised stock options will be determined under the terms of the applicable stock option plan and any specific written award agreement or instrument establishing the terms of such stock options. You acknowledge and agree that You will not rely on the expiration date stated on any option statement or other administrative communication provided to You for definitive information regarding Your option expiration dates.

12. a) You acknowledge and understand that the Company may need to consult with you from time to time on a reasonable basis after Your Termination Date on matters that You had worked on prior to Your Termination Date. You agree to continue to cooperate with the Company and to provide any such information as is reasonably requested by the Company.

b) You acknowledge that You are bound by written agreements and/or common law fiduciary duties that impose on You obligations regarding the non-disclosure of confidential and proprietary information, the ownership of trade secrets and other intellectual property, solicitation of Company employees and customers and interference with the Company’s relations with employees and customers (“Protective Covenants”). You will observe the terms of those Protective Covenants that continue in effect following the Termination Date, which are incorporated herein by this reference.

c) You will make no statement, whether or not in writing, that is intended, or that a reasonable person would expect to have the effect of, disparaging, impugning or otherwise calling into question the character, ethics or reputation of the Company or any of its subsidiaries or affiliates or their respective directors, officers or employees. The Company will instruct the members of its Board of Directors and its executive officers to refrain from making any statements, whether or not in writing, with regard to You or Your tenure with the Company other than in response to employment inquires as provided in the immediately following sentence. Except as may be required by law, the Company will refer all third party inquiries regarding Your employment with the Company, or regarding the termination of that employment, to the Senior Vice President, Chief Human Resources Officer, who will respond as required by law and pursuant to Company policy for all employees as being limited to the dates of Your employment, last position held and final salary.

13. You acknowledge that the consideration referred to in this Agreement is above and beyond any consideration You would be entitled to receive upon separation from the Company, and that it otherwise exceeds any consideration or payment to which You would normally receive, and that receipt of such payment is solely conditioned upon completion of the terms of this Agreement and You remaining an employee in good standing through Your Termination Date and is not a benefit to which You are entitled in the absence of this Agreement.

14. You hereby agree that You, on Your own behalf, and also on behalf of any other person or persons claiming or deriving any rights from You, unconditionally and irrevocably forever release and discharge the Company, Provident Financial Services, Inc. (“PFS”), and their respective shareholders, agents, servants, employees, directors, officers, affiliates and/or subsidiaries, insurers, and any shareholders, agents, employees, directors and officers of the affiliates and/or subsidiaries of the Company, PFS and their respective successors or assigns (the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, actions, demands, debts, costs, expenses, damages, injuries or causes of action (“Claims”) which You now have, or ever have had, arising out of Your employment by, or termination of employment by, the Company, up to and including the date on which You sign this Agreement, whether arising in equity or pursuant to any law, rule or regulation, including any Claims of which You are not aware or do not suspect to exist as of the date on which You sign this Agreement.

You further agree that on or within five (5) business days following the Termination Date, You will execute and deliver to the Company a second release in the form attached to this Agreement as Exhibit B (“Secondary Release”).

15. The release contained in Paragraph 14 of this Agreement includes, but is not limited to, any Claims that You (or any person or persons claiming or deriving a right from You) may have based on discrimination due to age, race, sex, religion or national origin, or any other claims pursuant to the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, Executive Orders Nos. 11246 and 11141, the New Jersey Law Against Discrimination (“NJLAD”), N.J.S.A. 10:5-1 et seq., the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et. seq. (“CEPA”), and any other federal, state or local statute, rule, constitutional provision, regulation, ordinance or common law, including, but not limited to, those for wrongful discharge, fraud, intentional or negligent infliction of emotional distress and breach of any expressed or implied covenant of good faith and fair dealing, and including but not limited to, any Claims for recovery of attorney’s fees. YOU UNDERSTAND THAT BY SIGNING THIS RELEASE, YOU ARE GIVING UP ALL RIGHTS THAT YOU HAVE UNDER THESE AND OTHER LAWS.

16. You acknowledge that:

the payments and benefits provided in Paragraph 2 of this Agreement are in consideration for the release contained herein and are in addition to what You are otherwise entitled from the Company (the “Additional Benefits”);

You have been advised to consult an attorney before signing this Agreement and have been afforded the opportunity to do so;

You have had the opportunity to consider this Agreement (together with information concerning the eligibility requirements for additional compensation under this program, the ages and job titles of all eligible individuals and the ages of all ineligible individuals in the same organizational units or job classifications, which You acknowledge having received as the last page of this Agreement) for at least 45 days, and if You sign and return this Agreement before considering it for 45 days, You waive Your right to the full 45-day period;

You have read this Agreement in its entirety, understand its terms, and knowingly and voluntarily consent to its terms and conditions;

the releases made by You in Paragraphs 14 and 15 of this Agreement are made knowingly and voluntarily, and without coercion by the Company or any of the Releasees; and

by signing this Agreement, You promise that You will not file any Claims, or assist in the Claims of others, against the Company or any of the Releasees. If You break this promise by bringing, participating or assisting in a lawsuit filed under ADEA, or in an administrative proceeding with the Equal Employment Opportunity Commission (“EEOC”) or any state or local government agency serving as a referral agency for the EEOC, then, in addition to any other remedies that may be available to the Company and the Releasees:

if You prevail in such a proceeding, any award that You are entitled to receive as a result of such proceeding may be reduced by the Additional Benefits; and

if You do not prevail, a court may order You to pay the Company damages, including attorneys’ fees in certain cases (for example, if the court finds that You have acted in bad faith).

17. You agree hereafter not to disclose or make reference to the terms of this Agreement without the prior written consent of the Company except (a) as required by law and (b) upon disclosure to and agreement by such individual to abide by the terms of this confidentiality provision, to Your attorney, tax and financial advisors and Your immediate family. You further understand and agree that You shall not hereafter contact or communicate with employees of the Company or former employees of the Company regarding the subject matter of this Agreement and will not join in, facilitate or otherwise participate in any action, proceeding or investigation against the Company. To the extent provided by law, you will not be prohibited from filing or participating in claims with or investigations by the EEOC or any state or local government agency serving as a referral agency for the EEOC.

18. This Agreement constitutes the entire understanding between the parties, and supersedes any and all prior understandings and agreements between the parties regarding Your employment with the Company, the terms of such employment and/or the termination thereof.

19. The parties acknowledge that no representations, promises, consideration or inducements have been made by the Company or by any of the Releasees to You other than what is contained in this Agreement.

20. This Agreement may not be modified except by a writing signed by all parties. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey.

21. The parties acknowledge that this Agreement does not constitute or imply any admission of liability by the Company, or by any of the Releasees, to You or to anyone deriving or claiming a right through You or on Your behalf.

22. If any provision in this Agreement is declared or determined by any court to be illegal, void, or unenforceable, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair, the enforceability or validity of any other provisions in this Agreement.

23. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the parties. There shall be no presumption or construction against the party who caused this Agreement to be drafted.

24. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

25. The parties acknowledge that this Agreement will only become effective on the eighth day following the day it is signed by You and delivered by you to the Company (whichever is later), and only if it is delivered by You to the Company before Your Termination Date and no later than forty-five (45) days after the Date of Receipt, and that You may revoke this Agreement for a period of seven (7) days following the day You execute the Agreement by giving written notice of revocation to the Company. No payments will be made or benefits provided until this Agreement has become irrevocable, and any payments or benefits that otherwise become due prior to the effective date of this Agreement shall be paid or provided as soon as practicable after the effective date.

The parties further acknowledge and agree that the continuation of benefits at Company expense as provided in Paragraphs 3, 4, 5 and 6 of this Agreement will only occur if the Secondary Release is executed and delivered to the Company on or within five (5) business days after the Termination Date, and that You may revoke the Secondary Release for a period of seven (7) days following the day You execute the Secondary Release by giving written notice of revocation to the Company. No benefits will be provided pursuant to Paragraphs 3, 4, 5 or 6 of this Agreement until both this Agreement and the Secondary Release have become irrevocable.

26. The payment contemplated by Paragraph 2 of this Agreement is contingent on Your continuation of employment through the Termination Date, is payable in full within two and one-half months thereafter and is intended to constitute a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code of 1986 and the regulations thereunder. The benefits contemplated by Paragraphs 3, 4, 5 and 6 of this Agreement are intended to constitute welfare benefits that are not subject to the requirements of section 409A of the Code and the regulations thereunder.

In Witness Whereof, the parties hereto have executed this Agreement as of the day and year written below.

The Provident Bank

/s/ Linda A. Niro	By:	/s/ Paul M. Pantozzi
Employee Signature		Name:	Paul M. Pantozzi
		Title:	Chairman & Chief Executive Officer

July 8, 2009	July 8, 2009
Date of Signature	Date of Delivery of Signed Agreement

EXHIBIT B

SECONDARY RELEASE

In consideration of the benefits provided under Paragraphs 3, 4, 5 and 6 of the Voluntary Separation Agreement and General Release, I, on my own behalf and also on behalf of any other person or persons claiming or deriving any rights from me, unconditionally and irrevocably forever release and discharge The Provident Bank (the “Company”), Provident Financial Services, Inc. (“PFS”), and their respective shareholders, agents, servants, employees, directors, officers, affiliates and/or subsidiaries, insurers, and any shareholders, agents, employees, directors and officers of the affiliates and/or subsidiaries of the Company, PFS and their respective successors or assigns (the “Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, actions, demands, debts, costs, expenses, damages, injuries or causes of action (“Claims”) which I now have, or ever have had, arising out of my employment by, or termination of employment by, the Company, up to and including the date on which I sign this Agreement, whether arising in equity or pursuant to any law, rule or regulation, including any Claims of which I am not aware or do not suspect to exist as of the date on which I sign this Secondary Release. The release contained herein includes, but is not limited to, any Claims that I (or any person or persons claiming or deriving a right from me) may have based on discrimination due to age, race, sex, religion or national origin, or any other claims pursuant to the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended, the Internal Revenue Code of 1986, Executive Orders Nos. 11246 and 11141, the New Jersey Law Against Discrimination (“NJLAD”), N.J.S.A. 10:5-1 et seq., the Conscientious Employee Protection Act, N.J.S.A. 34:19-1 et. seq. (“CEPA”), and any other federal, state or local statute, rule, constitutional provision, regulation, ordinance or common law, including, but not limited to, those for wrongful discharge, fraud, intentional or negligent infliction of emotional distress and breach of any expressed or implied covenant of good faith and fair dealing, and including but not limited to, any Claims for recovery of attorney’s fees. I UNDERSTAND THAT BY SIGNING THIS SECONDARY RELEASE, I AM GIVING UP ALL RIGHTS THAT I HAVE UNDER THESE AND OTHER LAWS.

I have been advised to consult an attorney before signing this Secondary Release and have been afforded a period of not less than forty-five days after receiving this Secondary Release to consider whether to sign it.

The date on which I have signed this Secondary Release is set forth below under my signature. I reserve the right to revoke this Release for a period of seven (7) days after I sign it (the “Revocation Period”) by sending a written notice of revocation to the Company. In the absence of revocation, this Secondary Release will become irrevocable at the end of the Revocation Period.

This Secondary Release is executed and delivered pursuant to the Voluntary Separation Agreement between me and the Company given to me on May 29, 2009 and is subject to all of the terms and conditions thereof.

Signature

Print Name

Date of Signature

Date of Receipt by The Provident Bank